Exhibit 99.1

Illustrative Table of Potential Dilutive Impact of Convertible Senior Notes due 2029 and Call Spread

UNAUDITED

On February 26, 2024, we issued $800 million aggregate principal amount of 2.625% convertible senior notes due 2029 (the “Notes”). The initial conversion rate for the notes is 10.6256 shares of our common stock per $1,000 principal amount of notes (which is equivalent to an initial conversion price of approximately $94.11 per share, which represents a premium of approximately 25% over the last reported sale price of the Company’s common stock on February 21, 2024). These Notes have a dilutive effect on GAAP earnings per diluted share (“EPS”) while the Notes are outstanding, but once converted or settled, there is anticipated to be no actual dilution as we entered into a bond hedge that is intended to offset the actual dilution related to these Notes. The bond hedge is not included in the calculation of GAAP EPS as it is anti-dilutive.

In connection with the offering of the Notes, we entered into privately negotiated capped call transactions with one or more of the initial purchasers of the Notes or their respective affiliates and certain other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce potential dilution to our common stock upon any conversion of Notes and/or at its election (subject to certain conditions) offset any potential cash payments we are required to make in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap.

The following table illustrates the potential dilutive shares of our common stock that would be included in the calculation of our future reported GAAP EPS assuming various hypothetical quarterly average market prices of our common stock at the initial conversion rate. The potential dilutive shares are calculated using the treasury stock method. As mentioned above, we expect total actual dilution at conversion or settlement to be reduced by the effect of our bond hedge.

Potential Quarterly	Net Shares Issued	Total Dilutive Potential	Shares Received	Total Expected Dilution	Expected (%) Dilution
Average Price(1)	Under Notes	Shares for GAAP EPS(2)	Under Capped Call (3)	at Maturity of Notes(4)	at Maturity of Notes
$80.00	0	0	0	0	0.00%
$90.00	0	0	0	0	0.00%
$94.11	0	0	0	0	0.00%
$100.00	500,480	500,480	-500,480	0	0.00%
$110.00	1,227,752	1,227,752	-1,227,752	0	0.00%
$120.00	1,833,813	1,833,813	-1,833,813	0	0.00%
$131.76	2,428,719	2,428,719	-2,428,719	0	0.00%
$140.00	2,786,194	2,786,194	-2,285,728	500,466	0.47%
$150.00	3,167,146	3,167,146	-2,133,346	1,033,800	0.98%
$160.00	3,500,480	3,500,480	-2,000,012	1,500,468	1.42%
$170.00	3,794,597	3,794,597	-1,882,364	1,912,233	1.81%
$180.00	4,056,035	4,056,035	-1,777,788	2,278,247	2.15%
$190.00	4,289,953	4,289,953	-1,684,221	2,605,732	2.46%
$200.00	4,500,480	4,500,480	-1,600,009	2,900,471	2.74%

(1) -	Dilution continues beyond $200.00 per share though we have not presented data above $200.00 per share.
(2) -	Represents incremental shares to be included in the determination of diluted EPS, pursuant to GAAP.
(3) -	The capped call only offsets the actual dilution from the Notes upon conversion and settlement of Notes, but such offset is capped to the extent the stock price is below the cap price of $131.7575
(4) -	Total expected dilution represents the dilution under the Notes upon a note holder conversion or settlement of Notes. Calculated shares are not pursuant to GAAP.

The table above is for illustrative purposes and does not represent our forecast of future stock performance.

This document contains forward-looking statements regarding concerning our expectations, anticipations, intentions, beliefs or strategies regarding the future, including the total potential dilutive shares that would be included in the calculation of GAAP EPS. Forward-looking statements represent our current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements and there can be no assurance that future developments affecting us will be those that it has anticipated. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of our common stock and risks relating to our business, including, among others: any issue that compromises our relationships with the U.S. federal government or its agencies or other state, local or foreign governments or agencies; any issues that damage our professional reputation; changes in governmental priorities that shift expenditures away from agencies or programs that we support; our dependence on long-term government contracts, which are subject to the government’s budgetary approval process; the size of our addressable markets and the amount of government spending on private contractors; failure by us or our employees to obtain and maintain necessary security clearances or certifications; failure to comply with numerous laws and regulations; changes in government procurement, contract or other practices or the adoption by governments of new laws, rules, regulations and programs in a manner adverse to us; the termination or nonrenewal of our government contracts, particularly our contracts with the U.S. federal government; our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; our ability to generate revenue under certain of our contracts; any inability to attract, train or retain employees with the requisite skills, experience and security clearances; the loss of members of senior management or failure to develop new leaders; misconduct or other improper activities from our employees or subcontractors; our ability to realize the full value of our backlog and the timing of our receipt of revenue under contracts included in backlog; changes in the mix of our contracts and our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; changes in estimates used in recognizing revenue; internal system or service failures and security breaches; and inherent uncertainties and potential adverse developments in legal proceedings, including litigation, audits, reviews and investigations, which may result in materially adverse judgments, settlements or other unfavorable outcomes. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For additional information on these and other factors that could affect our actual results, see the risk factors set forth in our filings with the Securities and Exchange Commission (the “SEC”), including the most recent Annual Report filed with the SEC on February 14, 2024 and our other filings with the SEC. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this document, except as required by applicable law or regulation. Forward-looking statements included in this document are made as of the date hereof.